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                                   FIRST AMENDMENT
                                          TO
                         DURWOOD FAMILY SETTLEMENT AGREEMENT

    THIS AMENDMENT is made as of this 18th day of March 1997 by and among STANLEY H. DURWOOD, individually, as Trustee of the 1992 Durwood, Inc. Voting Trust dated December 12, 1992, as amended, and as Trustee of the Stanley H. Durwood Trust Agreement dated August 14, 1989, as amended (referred to herein, regardless of capacity, as "SHD"), and CAROL D. JOURNAGAN, EDWARD D. DURWOOD, THOMAS A. DURWOOD, ELISSA D. GRODIN, BRIAN H. DURWOOD AND PETER J. DURWOOD (collectively, the "Durwood Children").

    WHEREAS, the parties entered into a certain agreement entitled the "Durwood Family Settlement Agreement" dated as of January 22, 1996 ("Settlement Agreement") regarding, among other things, the liquidation of American Associated Enterprises, a Missouri limited partnership ("AAE"), and the merger of Durwood, Inc., a Missouri corporation ("DI"), with and into AMC Entertainment, Inc., a Delaware corporation ("AMCE"); and

    WHEREAS, the parties desire to amend various provisions of the Settlement Agreement to conform to the proposed provisions of various other agreements negotiated by the parties and others in connection with the aforesaid merger;

    NOW, THEREFORE, in consideration of the foregoing, and of the mutual agreements, promises, covenants and representations hereinafter set forth, the parties, intending to be bound legally, hereby agree as follows:

    1. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Settlement Agreement.

    2. The first two sentences of Section 3(a) of the Settlement Agreement shall be, and hereby are, amended in their entirety, as follows:

         The Partners agree to effect all of the actions set forth in the "DI Pre-Merger Action Plan" attached hereto as EXHIBIT "A" and incorporated herein by reference, or such variations of such actions as shall be agreed upon in writing by the Partners (and AMCE pursuant to Section 4(a) of the Indemnification Agreement among AMCE, the Partners and Delta). The Partners agree (i) that all of the assets of DI (other than the shares of AMCE Common Stock

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         and AMCE Class B Stock owned by DI) and all of the liabilities of DI shall be transferred to Delta prior to distribution of the capital stock of Delta by DI to its shareholders as contemplated by the provisions of Section 3(b) of this Agreement, and (ii) that the shareholders of DI (who ultimately will be the shareholders of Delta following such distribution) shall negotiate an amendment to this Agreement allocating the relative benefits and burdens of such assets and liabilities so transferred as amongst themselves.

    3. The first sentence of Section 5 of the Settlement Agreement shall be, and hereby is, amended in its entirety as follows:

         For the three-year period following the Effective Time, each Durwood Child, severally, shall irrevocably appoint the secretary and each assistant secretary of AMCE as proxy and attorney, with full power of substitution, to vote all shares of AMCE Common Stock owned by such Durwood Child from time to time for each candidate for the Board of Directors of AMCE in the same proportion as the aggregate votes cast in such elections by all other holders of AMCE Common Stock not affiliated with AMCE, its directors and officers, and shall take no action to revoke or interfere with the exercise of such proxy or to vote the shares subject to such proxy in any manner inconsistent with the proxy.

    4. The third sentence of Section 17 of the Settlement Agreement shall be, and hereby is, amended in its entirety as follows:

         In addition, if for any reason the Merger Agreement shall not have been executed on or before March 31, 1997, or the Merger shall not have been consummated on or before September 30, 1997, the Durwood Children shall have the right to terminate this Agreement.

    5. Except as expressly modified by this Amendment, each party hereby expressly reserves all of its rights, remedies and defenses under, arising out of or related to the Settlement Agreement, the transactions contemplated thereby and all applicable laws, whether at law or in equity.

    6.   Except as expressly modified by this Amendment the Settlement
Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed in all respects by the parties hereto.


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    7.   This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment to Settlement Agreement on the date first above written.


Date:  March 22, 1997                  /s/ S. H. Durwood
                                       ----------------------------------------
                                          Stanley H. Durwood, individually
                                            and as trustee of the aforesaid
                                                      trusts.


Date:  March 22, 1997                  /s/ Carol D. Journagan
                                       ----------------------------------------
                                                 Carol D. Journagan


Date:  March 25, 1997                  /s/ Elissa D. Grodin
                                       ----------------------------------------
                                                 Elissa D. Grodin


Date:  March 23, 1997                  /s/ Edward D. Durwood
                                       ----------------------------------------
                                                 Edward D. Durwood


Date:  March 21, 1997                  /s/ Brian H. Durwood
                                       ----------------------------------------
                                                 Brian H. Durwood


Date:  March 24, 1997                  /s/ Thomas A. Durwood
                                       ----------------------------------------
                                                 Thomas A. Durwood


Date:  March 22, 1997                  /s/ Peter J. Durwood
                                       ----------------------------------------
                                                 Peter J. Durwood


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